EXHIBIT 10.1
LIMITED FORBEARANCE
AND THIRD AMENDMENT TO TRANSFER RIGHTS AGREEMENT
     THIS LIMITED FORBEARANCE AND THIRD AMENDMENT TO TRANSFER RIGHTS AGREEMENT (this “Forbearance”), is made and entered into as of August 20, 2009 with respect to that certain Transfer Rights Agreement, dated as of July 12, 2005, as amended by the First Amendment to Transfer Rights Agreement, dated as of April 1, 2007, and as amended by the Second Amendment to Transfer Rights Agreement, dated as of July 31, 2007 (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Transfer Rights Agreement”), by and among Michael Aronsky, M.D., Carol Hoffman, M.D., George Pronesti, M.D., and Anthony Zacchei, M.D. (each a “Buyer” and collectively, the “Buyers”), TLC Vision (USA) Corporation, a Delaware corporation (“TLC”), DelVal ASC, LLC, a Delaware limited liability company (“ASC LLC”), and TLC Management (Delaware Valley), LLC, a Delaware limited liability company (“Management LLC,” together with TLC and ASC LLC, the “TLC Entities”).
W I T N E S S E T H:
     WHEREAS, TLC is a party to that certain Amended and Restated Credit Agreement, dated as of June 21, 2007 (as amended as of the date hereof and as the same now exists or may hereafter be amended, modified, supplemented, extended, renew, restated or replaced, the “Credit Agreement”);
     WHEREAS, Buyers, TLC, ASC LLC and Management LLC are parties to the Transfer Rights Agreement;
     WHEREAS, pursuant to Section 2.2 of the Transfer Rights Agreement, each Buyer has a right to offer to sell a portion of his or her Original Equity Interests in ASC LLC and Management LLC to TLC on certain specified dates;
     WHEREAS, on or around June 12, 2009, Buyers provided notice to TLC that each of them was offering to sell 40% of their respective interests in Management LLC pursuant to the Transfer Rights Agreement;
     WHEREAS, TLC provided and each of the Buyers consented to a valuation of the Offered Interests on July 14, 2009;
     WHEREAS, payment on account of the Offered Interests (the “Put Amount”) was due and payable on August 12, 2009;
     WHEREAS, TLC failed to pay the Put Amount on August 12, 2009 (the “Event of Default”); and
     WHEREAS, pursuant to the terms and subject to conditions set forth herein, each Buyer agrees to forbear from (i) exercising any and all rights and remedies against TLC under the Transfer Rights Agreement, and (ii) exercising any and all rights and remedies against the TLC Entities pursuant to any other written agreement to which he or she has entered into with any or all of the TLC Entities (including without limitation any employment or non-compete agreement), in each case to the extent arising as a result of the occurrence of the Event of Default, as set forth herein.
     NOW THEREFORE, in consideration of the agreements and subject to the terms and conditions herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Definitions. Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Transfer Rights Agreement.
     (a) “Forbearance Termination Date” means the later of
               (i) 5:00 p.m. Eastern time on September 8, 2009, provided that if the certain Limited Waiver and Amendment No. 4 to Credit Agreement, dated as of June 30, 2009, by and among TLC, the other Loan Parties (as defined therein) and the Lenders (as defined therein) is terminated on a date prior to September 8, 2009, this Forbearance shall terminate on such date; and
               (ii) if on or before September 8, 2009, TLC, the other Loan Parties (as defined in the Credit Agreement) and the Lenders (as defined in the Credit Agreement) enter into a waiver, forbearance, amendment or other similar modification of the Credit Agreement, the earlier of (A) one day prior to the expiration of such waiver, forbearance, amendment or modification, and (B) October 12, 2009.
     (b) “Term” means the period from the Effective Date (as defined below) through and including the Forbearance Termination Date.
     2. Forbearance. Subject to the terms and conditions set forth herein and solely in respect of the Event of Default, Buyers agree to forbear, during the Term of this Forbearance, from (a) exercising any and all rights and remedies against TLC under the Transfer Rights Agreement, and (b) exercising any and all rights and remedies against any of the TLC Entities pursuant to any other written agreement to which he or she has entered into with any or all of the TLC Entities (including without limitation any employment or non-compete agreement), in each case to the extent arising as a result of the occurrence of the Event of Default.
     3. Payment Obligations. Each of the TLC Entities hereby irrevocably and unconditionally agrees, acknowledges and affirms to Buyers that TLC has an existing obligation to, and will, pay the Put Amount to the Buyers on the day immediately following the Forbearance Termination Date otherwise in accordance with the Transfer Rights Agreement, it being understood that time is of the essence.
     4. Amendment to Transfer Rights Agreement. The Transfer Rights Agreement is hereby amended as set forth below.
          (a) Employee Member Put Rights. Section 2.2 of the Transfer Rights Agreement is amended by replacing each instance of “seventh (7th) Anniversary Date” therein with “sixth (6th) Anniversary Date.”
          (b) Agreement Price Upon Termination of Employment. Section 3.1.2 of the Transfer Rights Agreement is amended by replacing “seventh (7th) Anniversary Date” in the sixth line thereof with “sixth (6th) Anniversary Date.”
          (c) Agreement Price for Put Rights and Call Rights.
               (i) Section 3.2.2 of the Transfer Rights Agreement is amended by replacing “seventh (7th) Anniversary Date” in the third line thereof with “sixth (6th) Anniversary Date.”
               (ii) Section 3.2.3 of the Transfer Rights Agreement is amended by replacing “seventh (7th) Anniversary Date” in the third line thereof with “sixth (6th) Anniversary Date.”
     5. Conditions Precedent to Effectiveness. This Forbearance shall be effective as of the date upon which all of the following conditions are satisfied (the “Effective Date”):
          (a) Payment by TLC to the Buyers, in the aggregate, the sum of $250,000 by wire transfer in immediately available funds, payable upon execution of this Forbearance; and

               (b) after giving effect to this Forbearance, the representations and warranties of the Borrowers contained in this Forbearance shall be true and accurate in all material respects.
     6. Representations and Warranties. Each of the TLC Entities hereby represents and warrants to Buyers that (a) this Forbearance has been duly executed and delivered by each TLC Entity; (b) the execution and delivery by each TLC Entity of this Forbearance is within such TLC Entity’s powers and has been duly authorized by all necessary action on its party; and (c) this Forbearance constitutes the legal, valid and binding obligations of such TLC Entity, enforceable against such TLC Entity in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     7. Acknowledgement. Each of TLC and Management LLC, as guarantors under certain Guaranty agreements dated July 11, 2005 in favor of each of the Buyers hereby consent to this Forbearance and hereby confirm and agree that, notwithstanding the effectiveness of such Forbearance each Guaranty is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.
     8. Costs and Expenses. Each Party shall be responsible for its own fees and expenses, including attorneys’ fees, incurred in connection with the preparation, execution, delivery, administration, modification and amendment of this Forbearance and the other instruments and documents to be delivered hereunder; provided, however, that TLC hereby agrees to pay on demand all reasonable fees and expenses incurred by the Buyers, including reasonable attorneys’ fees, in connection with any enforcement of the Buyers’ rights under the Transfer Rights Agreement after the date hereof resulting from the Event of Default or any subsequent failure to timely honor Put Rights by TLC, unless a court of competent jurisdiction finds by final, nonappealable order or judgment that neither TLC nor its affiliates were obligated to honor any such Put Right; provided further, that TLC’s liability for such fees shall not exceed $50,000 in the aggregate with respect to each of the Put Rights under the Transfer Rights Agreement.
     9. No Other Waiver or Other Forbearance. Except as otherwise expressed herein, the execution, delivery and effectiveness of this Forbearance shall not operate as a waiver of or forbearance with respect to any right, power or remedy of Buyers under the Transfer Rights Agreement, nor constitute a waiver of or forbearance with respect to any provision of the Transfer Rights Agreement. The provisions of the Transfer Rights Agreement not herein specifically amended shall continue in full force and effect. This Forbearance shall not constitute a modification of the Transfer Rights Agreement or a course of dealing between the Buyers, on the one hand, and any of the TLC Entities, on the other hand, at variance with the Transfer Rights Agreement such as to require further notice by Buyers to any of the TLC Entities to require strict compliance with the terms of the Transfer Rights Agreement in the future, except as expressly set forth herein.
     10. No Third Party Beneficiaries. Nothing in this Forbearance is intended, nor shall anything herein be construed, to confer any rights, legal or equitable in any person or entity other than the parties hereto and their respective successors, heirs, devisees, assigns, legal representatives, executors and administrators.
     11. Severability. Each provision of this Forbearance shall be considered severable, and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Forbearance which are valid.
     12. Interpretation. Each party has had the opportunity to have this Forbearance reviewed by counsel and be advised by counsel as to the rights and obligations of each party. This Forbearance shall not be construed or interpreted more strictly against one party than another on grounds that this Forbearance or any draft thereof was prepared by a party or his, her or its counsel.
     13. Counterparts. This Forbearance may be executed in counterparts, each of which shall be an original and, collectively shall constitute one instrument. Any signature delivered by a party by facsimile transmission or electronic mail shall be deemed an original signature hereto.

     14. Applicable Law. This Forbearance shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware excluding conflicts of law provisions.
     IN WITNESS WHEREOF, the parties hereto have executed this Forbearance as of the date first written above.

TLC VISION (USA) CORPORATION, A Delaware corporation
By: /s/ William McManus
Name:	William McManus
Title:	Interim Chief Financial Officer

DELVAL ASC, LLC, A Delaware limited liability company
By: /s/ Jonathan P. Compton
Name:	Jonathan P. Compton
Title:	Assistant Treasurer

TLC MANAGEMENT (DELAWARE VALLEY), LLC, A Delaware limited liability company
By: /s/ Jonathan P. Compton
Name:	Jonathan P. Compton
Title:	Assistant Treasurer

[SIGNATURE PAGE TO LIMITED FORBEARANCE]

BUYERS

MICHAEL ARONSKY, M.D.
/s/ Michael Aronsky

CAROL HOFFMAN, M.D.
/s/ Carol Hoffman

GEORGE PRONESTI, M.D.
/s/ George Pronesti

ANTHONY ZACCHEI, M.D.
/s/ Anthony Zacchei

[SIGNATURE PAGE TO LIMITED FORBEARANCE]